                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 FORM 8-K


                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



             Date of Report (Date of earliest event reported):
                               May 26, 1994



                       WYMAN-GORDON COMPANY
          (Exact name of registrant as specified in its charter)



                             MASSACHUSETTS
        (State or other jurisdiction of incorporation)



       0-3085                            04-1992780
Commission File Number        (IRS Employer Identification No.)



  244 Worcester Street, Box 8001, No. Grafton, MA  01536-8001
   (Address of principal executive offices)       (Zip Code)



                         (508) 839-4441
                       Registrant's Telephone Number












                                  1 of 10

Item 2.   Acquisition or Disposition of Assets.

     On May 26, 1994, Wyman-Gordon Company, a Massachusetts corporation (the "Company"), completed the acquisition (the "Acquisition") of all of the outstanding stock of Cameron Forged Products Company ("Cameron") from Cooper Industries, Inc. ("Cooper"), pursuant to an Amended and Restated Stock Purchase Agreement, dated as of January 10, 1994 (the "Stock Purchase Agreement"), and an Investment Agreement, dated as of January 10, 1994 (the "Investment Agreement").

     Pursuant to the Stock Purchase Agreement, the Company paid to Cooper a purchase price, which was determined through negotiations between the Company and Cooper, of (i) 16,500,000 shares of common stock, par value $1.00 per share (the "Shares"), of the Company and
(ii) $5,000,000 in cash, payable as set forth below (the "Cash Purchase Price"), subject to a cash adjustment to be paid by either Cooper or the Company based upon changes in certain assets and liabilities of Cameron between September 26, 1993 and the closing of the Acquisition (the "Closing"). The Cash Purchase Price consisted of (i) $400,000 in cash obtained by the Company from its cash on hand and paid to Cooper at the Closing and (ii) a promissory note of the Company in the principal amount of $4,600,000 (the " Cameron Note"), payable in annual installments, beginning on June 30, 1997 and on each June 30 thereafter until paid in full, in an amount equal to the least of (A) $2,300,000,
(B) 25% of the Company's Free Cash Flow (as defined in the  Cameron
Note) for the twelve-month period ending on the April 30 immediately preceding such June 30 or (C) the unpaid principal balance of the Cameron Note. The Cameron Note does not bear interest, except that it will bear interest from and after May 1, 1998 at a floating rate equal to the 90-day commercial paper rate for high grade unsecured notes sold through dealers by major corporations, as published by The Wall Street Journal, on that portion of the principal amount of the Note equal to the sum of all amounts of unpaid principal that would have been payable but for mandatory debt payments by the Company. As a result of the Acquisition, Cooper currently owns approximately 48% of the outstanding Shares.

     The Investment Agreement governs certain aspects of the relationship between the Company and Cooper. Under the Investment Agreement, Cooper has agreed to certain restrictions on its ability to vote its Shares and to acquire additional Shares and other voting securities of the Company. Cooper is entitled to two representatives on the Company's board of directors. However, Cooper has agreed that it will not acquire additional Company securities for so long as it owns 5% or more the Shares. Cooper has also agreed that, so long as it owns 5% or more of the Shares, it will vote its Shares on all matters submitted to a shareholder vote, at its option, either as recommended by the Company's board of directors or proportionately with the public shareholders. Certain other provisions will also apply. These restrictions on Cooper will expire on May 26, 2004, or earlier in certain events, such as if the Company's consolidated net worth declines by 35% or more following consummation of the acquisition or if the Company consummates a merger or similar transaction that results in a

change of control of the Company. Pursuant to the Stock Purchase Agreement, effective on May 26, 1994, the size of the Board of Directors of the Company was increased by two members and Dewain K. Cross, Vice President, Finance of Cooper, and H. John Riley, Jr., President and Chief Operating Officer of Cooper, were appointed to fill the vacancies created by such expansion.

     Cameron and its subsidiaries operate forging facilities in Houston, Texas and Livingston, Scotland, as well as a powder metal operation in Brighton, Michigan. The Company intends to integrate Cameron's operations with the forgings business of the Company.

     The foregoing descriptions of the Stock Purchase Agreement and the Investment Agreement are incomplete and are qualified in their entirety by reference to the full text of the Stock Purchase
Agreement and the Investment Agreement, which are attached hereto as exhibits and are incorporated herein by reference.

Item 5.   Other Events.

     10 % Senior Notes due 2003: Supplemental Indenture

     Effective May 20, 1994, the Company entered into a Supplemental Indenture with the holders of its outstanding 10 % Senior Notes due 2003 (the "Notes"). The Supplemental Indenture amends the Indenture, dated as of March 16, 1993, by and among the Company, the Subsidiary Guarantors and State Street Bank and Trust Company as Trustee (the "Indenture") as follows:

     * The definition which sets forth the exceptions to the general limitation on the Company's ability to incur additional indebtedness was amended to permit the Company to make the deferred payments to Cooper under the Cameron Note.

     * The definition of restricted payments, which restricts investments by the Company, was amended to permit the Acquisition and the establishment of the Receivables Financing Program as described below, along with other amendments to permit the Company to manage its cash, hedge its interest rate, currency and raw materials risks and capitalize subsidiaries (including Wyman-Gordon Receivables Corporation, a special purpose wholly-owned subsidiary of the Company formed to carry out the Receivables Financing Program ("WGRC")).

     * The definition of permitted liens was expanded to permit the pledge of collateral by Wyman-Gordon Limited
          (formerly CFPD, Ltd.) (the "U.K. Subsidiary") to a new
          U.K. lender.

     * An exception for WGRC is made from the covenant which would otherwise require WGRC to guarantee the Notes. As a limited purpose financing subsidiary, WGRC would be unable to retain the necessary degree of financial independence from the general obligations of the Company if it were required to guarantee the Notes.


     * Other amendments were made to various Indenture covenants to permit the Acquisition, the Receivables Financing
          Program and the U.K. Subsidiary financing.

     The foregoing description of the Supplemental Indenture is incomplete and is qualified in its entirety by reference to the full text of the Supplemental Indenture, which is attached hereto as an exhibit and is incorporated herein by reference.

     10 % Senior Notes due 2003: Second Supplemental Indenture

     The U.K. Subsidiary entered into a financing agreement with Clydesdale Bank PLC as of May 27, 1994 under which it pledged certain of its assets as security. Accordingly, under the terms of the Indenture, the U.K. Subsidiary was required to execute a guaranty of the Notes. Such guaranty was effected through a Second Supplemental Indenture and Guarantee dated as of May 27, 1994 which is attached hereto as an exhibit and is incorporated herein by reference.

     Receivables Financing Program

     On May 20, 1994, the Company terminated its existing working capital financing arrangement with the CIT Group/Business Credit, Inc. under a Financing Agreement dated March 8, 1993 (the "Prior Working Capital Facility"). The Company replaced the Prior Working Capital Facility by entering into a revolving receivables-backed credit facility (the "Receivables Financing") effected through a Receivables Purchase and Sale Agreement dated as of May 20, 1994 among the Company, Wyman-Gordon Investment Castings, Inc. and Precision Founders, Inc. and WGRC (the "RPSA") and a Revolving Credit Agreement dated as of May 20, 1999 among WGRC, the financial institutions party thereto and Shawmut Bank N.A. as Issuing Bank, as Facility Agent and as Collateral Agent (the "RCA"). It is anticipated that Cameron will become a part of the Receivables Financing Program approximately 90 days after the date of the Acquisition. Pursuant to the RPSA, WGRC purchases the U.S. dollar-denominated trade receivables of the Company and certain subsidiaries on a daily basis, and WGRC pays cash for such purchased receivables to the Company or such subsidiaries either out of its available cash from receivables collections or from borrowings under the RCA. Pursuant to the RCA, a syndicate of lenders makes revolving loans to WGRC and issues letters of credit to beneficiaries designated by WGRC, in each case secured by the receivables purchased by WGRC. Following is a brief summary of the terms of the Receivables Financing Program.

     The aggregate maximum borrowing capacity under the Receivables Financing Program is $65 million, with a letter of credit sub-maximum of $35 million. Utilization of the maximum program amount would be subject to a formula which is dependent upon a number of reserves and adjustments relating to the accounts receivable purchased by WGRC. The Receivables Financing Program is rated "AAA" by Standard & Poor's Corporation. Borrowings under the Receivables Financing Program bear interest at either the Eurodollar Rate plus five-eighths of one percent (0.625%) or at an Alternative Base Rate which is a fluctuating rate per annum on any

date equal to the higher of (i) the rate of interest most recently publicly announced by the Facility Agent as its "prime," "reference" or "base" rate and (ii) a rate of interest equal to the sum of (A) the Federal Funds Rate, plus (B) 0.50%. Fees for letters of credit are five-eighths of one percent (0.625%) per annum. Additionally, a fee of four-tenths of percent (0.40%) per annum is charged for unused borrowing capacity. The term of the Receivables Financing Program is 58 months, with an evergreen option feature.

     WGRC is organized as a bankruptcy-remote, limited purpose subsidiary of the Company. On May 20, 1994 and each day thereafter during the term of the Receivables Financing Program, WGRC purchases all of the U.S. dollar-denominated trade receivables of the Company and of the two subsidiaries comprising the Company's castings operations (collectively, the "Sellers"). It is intended that Cameron will be added as a Seller. The purchase price for the receivables will be paid by WGRC through collections on previously-purchased receivables, intercompany notes issued by WGRC or borrowings by WGRC under the revolving credit facility.

     The Receivables Financing Program is secured by a first
priority security interest in all receivables purchased by WGRC
from the Sellers.   The Receivables Financing Program is not
subject to financial or periodic maintenance covenants.

     The foregoing summary of the terms of the Receivables
Financing Program is incomplete and is qualified in its entirety by reference to the full text of the RCA and the RPSA, which are attached hereto as exhibits and are incorporated herein by reference.

     Employment Arrangements

     David P. Gruber became Chief Executive Officer of the Company immediately following the Special Meeting in Lieu of Annual Meeting of Shareholders held on May 24, 1994. In connection with Mr. Gruber's new responsibilities, the Company has entered into a two-year employment agreement with him providing certain termination payments if he is terminated by the Company without cause or if he leaves the Company for good reason. In addition, the Company entered into a Performance Share Agreement with Mr. Gruber pursuant to which he has been issued 150,000 shares of common stock of the Company subject to restrictions and risk of forfeiture. The restrictions on some or all of Mr. Gruber's shares will lapse if
(i) he is still employed by the Company as Chief Executive Officer five years from the date of the agreement and (ii) the market value of the Company's stock achieves certain targeted levels. In addition, the Performance Share Agreement contains provisions providing for partial vesting in the case of his death and restrictions on transfer of a portion of such shares after the restrictions lapse.

     On March 4, 1994, the Company employed J. Douglas Whelan as President, Forgings Division. In connection with the employment of Mr. Whelan, the Company has entered into an employment agreement with him that provides, among other things, for an annual salary of


$204,000, a signing bonus of $50,000, participation in the incentive compensation plan being designed for key Cameron and Wyman-Gordon Company employees who will be responsible for implementing the consolidation of the Company and Cameron, which incentive compensation plan in the case of Mr. Whelan will pay out at 2 1/2 times base salary if $30 million of annual cost savings are achieved by the end of the second year following the Cameron acquisition. In addition, Mr. Whelan has received an option to purchase 75,000 shares under the Company's Long-Term Incentive Plan and has entered into an Executive Severance Agreement in the standard form as other executive officers.

     The foregoing summary of the terms of employment arrangements with Messrs. Gruber and Whelan is incomplete and is qualified in its entirety by reference to the full text of the Employment Agreement dated May 24, 1994 between Mr. Gruber and the Company, the Performance Share Agreement dated May 24, 1994 between Mr. Gruber and the Company, the Employment Agreement dated March 4, 1994 between Mr. Whelan and the Company and the Severance Agreement dated as of May 1, 1994 between Mr. Whelan and the Company, which are attached hereto as exhibits and are incorporated herein by reference.


Item 7.   Financial Statements, Pro Forma Financial Information and
          Exhibits.

     (a)  Financial Statements of Businesses Acquired.

     Attached hereto as Annex I are financial statements of Cameron for the periods specified in Rule 3-05(b) of Regulation S-X, along with a report of Ernst & Young, independent auditors, thereon.


     (b)  Pro Forma Financial Statements.

     Attached hereto as Annex II are the pro forma financial statements required pursuant to Article 11 of Regulation S-X.


     (c)  Exhibits

     The following exhibits are filed herewith:


 Exhibit No.    Description

      1 Amended and Restated Stock Purchase Agreement, dated as of January 10, 1994, between the Company and Cooper.

      2 Investment Agreement, dated as of January 10, 1994, between the Company and Cooper.

      3 Press release issued on by the Company on May 26, 1994.



 Exhibit No.    Description

      4         Amendment dated May 26, 1994 to Investment
                Agreement dated as of January 10, 1994, between the Company and Cooper.

      5 10 % Senior Notes due 2003 Supplemental Indenture dated May 19, 1994.

      6         10 % Senior Notes due 2003 Second Supplemental
                Indenture and Guarantee dated May 27, 1994.

      7 Revolving Credit Agreement dated as of May 20, 1994 among Wyman-Gordon Receivables Corporation, the Financial Institutions Parties Hereto and Shawmut Bank N.A. as Issuing Bank, as Facility Agent and as Collateral Agent.

      8 Receivables Purchase and Sale Agreement dated as of May 20, 1994 among Wyman-Gordon Company, Wyman-Gordon Investment Castings, Inc. and Precision Founders Inc. as the Sellers, Wyman-Gordon Company as the Servicer and Wyman-Gordon Receivables Corporation as the Purchaser.

      9 Employment Agreement effective March 24, 1994 between Wyman-Gordon Company and David P. Gruber.

     10 Employment Agreement effective March 4, 1994 between Wyman-Gordon Company and J. Douglas Whelan.

     11 Performance Share Agreement under the Wyman-Gordon Company Long-Term Incentive Plan between the
                Company and David P. Gruber dated as of May 24,
                1994.

     12 Executive Severance Agreement between the Company and J. Douglas Whelan dated as of May 1, 1994.


Item 8.   Change in Fiscal Year

     On May 24, 1994, the Company's Board of Directors voted to change the Company's fiscal year-end from one which ended on December 31 to one which ends on the Saturday nearest to May 31. Accordingly, the Company plans to file a Form 10-Q for the five month transition period ended May 28, 1994.












                                  SIGNATURES



     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                   Wyman-Gordon Company




Date:    6/8/94            By:    /s/   Luis E. Leon
                                       Luis E. Leon
                              Vice President, Chief Financial
                              Officer and Treasurer








































                                   ANNEX I
                        INDEX TO FINANCIAL STATEMENTS


                                                            PAGE
CAMERON FORGED PRODUCTS DIVISION

  Combined Results of Operations for the Three
    Months Ended March 31, 1993 and 1994 (unaudited)        Q-1

  Combined Balance Sheet as of March 31, 1994 and 1993
    (unaudited)                                             Q-2

  Combined Cash Flows for the Three Months Ended
    March 31, 1993 and 1994 (unaudited)                     Q-3

  Notes to Combined Financial Statements (unaudited)        Q-4

  Report of Independent Auditors                            F-1

  Combined Results of Operations for the Years
    Ended December 31, 1991, 1992 and 1993                  F-2

  Combined Balance Sheets as of December 31, 1992
    and 1993                                                F-3

  Combined Cash Flows for the Years Ended December 31,
    1991, 1992 and 1993                                     F-                       4

  Notes to Combined Financial Statements                    F-5


























                       CAMERON FORGED PRODUCTS DIVISION
                        COMBINED RESULTS OF OPERATIONS



                                     Three Months Ended March 31,
                                          1993           1994
                                           (000's omitted)
                                             (Unaudited)
Revenues                                $37,371         $38,836
Costs and expenses
  Cost of goods sold                     33,402          34,134
  Selling, general and administrative
    expenses                              2,992           2,731
  Depreciation and amortization           1,841           2,138
                                         38,235          39,003
Loss before income taxes                   (864)           (167)
Income tax benefit                           82             122

Net loss                                $  (782)        $   (45)





























           The accompanying Notes to Combined Financial Statements are an integral part of these financial statements.




                       CAMERON FORGED PRODUCTS DIVISION
                            COMBINED BALANCE SHEET



                                                 March 31,
                                              1993       1994
                                             (000's omitted)
                                               (Unaudited)
ASSETS
Current assets:
  Receivables                              $ 31,474     $ 33,076
  Inventories                                59,071       50,490
  Other                                         353          389
     Total current assets                    90,898       83,955
Plant and equipment, at cost less
  accumulated depreciation                   62,452       60,018
Intangibles, less accumulated
  amortization                                2,315        2,137
Pension assets                                9,060        8,546
Other assets                                    767          105
                                           $165,492     $154,761


LIABILITIES AND NET ASSETS
Current liabilities:
  Accounts payable and accrued liabilities $ 45,827     $ 33,234
  Loss on long-term contracts and
    agreements                                    -       15,200
  Deferred income taxes                      11,357        9,147
     Total current liabilities               57,184       57,581
Postretirement benefits other than
  pensions                                   12,141       12,159
Pension liability                                 -       10,946
Deferred income taxes                         4,227        4,293
Net assets                                   91,940       69,782
                                           $165,492     $154,761












            The accompanying Notes to Combined Financial Statements
              are an integral part of these financial statements.




                       CAMERON FORGED PRODUCTS DIVISION
                              COMBINED CASH FLOWS

                                      Three Months Ended March 31,
                                            1993          1994
                                              (000's omitted)
                                                                                (Unaudited)
OPERATING ACTIVITIES:
                                      Net loss      $  (782)                         $   (45)
                                      Adjustments to reconcile net loss
                                                    to net cash provided by (used
                                                    for) operating activities:
                                                    Depreciation                       1,647     1,953
                                                    Amortization                         194       185
                                                    Deferred income taxes                (82)     (122)
                                                    Changes in assets and liabilities:(1)
                                                    Receivables                       (8,103)   (7,268)
                                                    Inventories                        5,288     4,112
                                                    Accounts payable and accrued
                                                      liabilities                     (4,178)   (2,260)
                                                    Other assets and liabilities, net         519      (169)
                                                                                Net cash provided by (used for)
                                                                                 operating activities     (5,497)   (3,614)

INVESTING ACTIVITIES:
  Capital expenditures                 (2,887)       (1,848)
  Proceeds from sales of plant and
                                      equipment         453                         447
                                                         Net cash used for investing
                                                                                  activities    (2,434)   (1,401)

FINANCING ACTIVITIES:
  Transferred (to) from Cooper          8,144         5,176
                                                                                Net cash provided by (used for)
                                                                                 financing activities      8,144     5,176

Effect of translation on cash            (213)         (161)

Increase (decrease) in cash retained by
  Cameron                                   -             -

Cash retained by Cameron, beginning of
  period                                    -             -

Cash retained by Cameron, end of period             $     -                     $     -


(1)                                   Net of the effects of translation.


          The accompanying Notes to Combined Financial Statements are an integral part of these financial statements.



                     CAMERON FORGED PRODUCTS DIVISION
                  NOTES TO COMBINED FINANCIAL STAETMENTS
                                (Unaudited)


A.   INTERIM FINANCIAL DATA

     The financial information presented as of March 31, 1993 and 1994 and for the three months ended March 31, 1993 and 1994 has been prepared from the books and records without audit. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the financial information for the periods indicated have been included.

B.   NET ASSETS

     Changes in net assets during the three months ended March 31,
     1993 and 1994 were as follows:
                                      Trans-
                                      lation    Minimum
                                      Adjust-   Pension
                            Total     ment      Liability  Other
                                                 (000's omitted)
Balance at
  December 31, 1992         $86,153   $(1,511)  $      -  $87,664
Translation adjustment       (1,575)   (1,575)         -        -
Cash flow provided by
  Cooper                      8,144         -          -    8,144
Net (loss)                     (782)        -          -     (782)

Balance at March 31, 1993   $91,940   $(3,086)  $      -  $95,026

Balance at
  December 31, 1993         $64,449   $(2,812)  $(10,946) $78,207
Translation adjustment          202       202          -        -
Cash flow provided by
  Cooper                      5,176         -          -    5,176
Net (loss)                      (45)        -          -      (45)

Balance at March 31, 1994   $69,782   $(2,610)  $(10,946) $83,338















                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Cooper Industries, Inc.

     We have audited the accompanying combined balance sheets of Cameron Forged Products Division (a division of Cooper Industries, Inc.) as of December 31, 1992 and 1993, and the related statements of combined results of operations and combined cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     Cameron Forged Products Division is a part of Cooper
Industries, Inc. and has no separate legal status or existence.
Transactions with Cooper Industries, Inc. are described in Note N.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Cameron Forged Products Division at December 31, 1992 and 1993, and the combined results of their operations and their cash flows for the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

     As discussed in Note C, in 1992 the Company changed its methods of accounting for postretirement benefits other than pensions, income taxes and postemployment benefits.


                                        ERNST & YOUNG


Houston, Texas
February 28, 1994













                       CAMERON FORGED PRODUCTS DIVISION
                        COMBINED RESULTS OF OPERATIONS




                                        Year Ended December 31,
                                       1991      1992      1993
                                          (000's omitted)
Revenues                             $198,937  $174,334  $149,534
Costs and expenses
  Cost of goods sold                  164,134   149,222   135,686
  Selling, general and administrative
    expenses                           13,498    12,893    11,904
  Depreciation and amortization         6,247     6,982     8,902
  Loss on long-term contracts and
    agreements                              -         -    15,200
  Nonrecurring income                       -    (2,300)        -
                                      183,879   166,797   171,692
Income (loss) before income taxes
  and cumulative effect of changes
  in accounting principles             15,058     7,537   (22,158)
Income tax (expense) benefit           (6,936)   (2,995)    2,104

Income (loss) before cumulative
  effect of changes in accounting
  principles                            8,122     4,542   (20,054)
Cumulative effect on prior years
  of changes in accounting
  principles                                -   (14,097)        -
Net income (loss)                    $  8,122  $ (9,555) $(20,054)




















           The accompanying Notes to Combined Financial Statements are an integral part of these financial statements.


                       CAMERON FORGED PRODUCTS DIVISION
                            COMBINED BALANCE SHEETS



                                                December 31,
                                             1992        1993
                                              (000's omitted)
ASSETS
Current assets:
  Receivables                              $ 23,489     $ 25,710
  Inventories                                64,584       54,493
  Other                                         350           58
     Total current assets                    88,423       80,261
Plant and equipment, at cost less
  accumulated depreciation                   62,976       60,687
Intangibles, less accumulated amortization    2,330        1,998
Pension assets                                9,252        8,550
Other assets                                    869          344
                                           $163,850     $151,840


LIABILITIES AND NET ASSETS
Current liabilities:
  Accounts payable and accrued liabilities $ 50,122     $ 35,442
  Loss on long-term contracts and
    agreements                                    -       15,200
  Deferred income taxes                      11,417        9,437
     Total current liabilities               61,539       60,079
Postretirement benefits other than
  pensions                                   11,424       12,241
Pension liability                                 -       10,946
Deferred income taxes                         4,249        4,125
Other long-term liabilities                     485            -
Net assets                                   86,153       64,449
                                           $163,850     $151,840















            The accompanying Notes to Combined Financial Statements
              are an integral part of these financial statements.


                       CAMERON FORGED PRODUCTS DIVISION
                              COMBINED CASH FLOWS



                                           Year Ended December 31,
                                          1991      1992      1993
                                              (000's omitted)
OPERATING ACTIVITIES:
 Net income (loss)                      $  8,122  $ (9,555) $(20,054)
 Adjustments to reconcile net income
  (loss) to net cash provided by
  (used for) operating activities:
  Depreciation                             5,670     6,278     7,779
  Amortization                               577       704     1,123
  LIFO provision                           1,465     1,507     1,497
  Loss on long-term contracts and
   agreements                                  -         -    15,200
  Non-recurring income                         -    (2,300)        -
  Deferred income taxes                    3,022     2,995    (2,104)
  Cumulative effect of changes in
   accounting principles                       -    14,097         -
  Changes in assets and liabilities:(1)
   Receivables                             5,226     7,938    (2,351)
   Inventories                            11,449     7,006     8,399
   Accounts payable and accrued
     liabilities                          (6,948)  (16,080)  (14,561)
   Other assets and liabilities, net         (73)     (785)    2,645
                                         Net cash provided by (used for)
         operating activities             28,510    11,805    (2,427)
INVESTING ACTIVITIES:
  Capital expenditures                   (20,846)  (27,665)   (9,201)
  Proceeds from sales of plant and
   equipment                                 554       396     1,120
                                                         Net cash used for investing
         activities                      (20,292)  (27,269)   (8,081)
FINANCING ACTIVITIES:
  Transferred (to) from Cooper            (8,243)   14,359    10,597
       Net cash provided by (used for)
        financing activities              (8,243)   14,359    10,597
Effect of translation on cash                 25     1,105       (89)
Increase (decrease) in cash retained by
  Cameron                                      -         -         -
Cash retained by Cameron, beginning of
  year                                         -         -         -
Cash retained by Cameron, end of year   $      -  $      -  $      -

(1) Net of the effects of translation, non-recurring income and the cumulative effect of changes in accounting principles.


           The accompanying Notes to Combined Financial Statements are an integral part of these financial statements.


                       CAMERON FORGED PRODUCTS DIVISION
                    NOTES TO COMBINED FINANCIAL STATEMENTS

A.   CAMERON FORGED PRODUCTS DIVISION

     The accompanying combined financial statements reflect the operations of the Cameron Forged Products Division ("Cameron") of Cooper Industries, Inc. ("Cooper"). The combined operations include Cameron Forged Products Company, a wholly owned U.S. subsidiary of Cooper, which owns and operates the U.S. forging operations, the United Kingdom forging operations, which are owned and operated by a Cooper subsidiary, Cooper Great Britain, and Cameron Pipeline, Inc., an inactive U.S. subsidiary. CFPD, Ltd., a wholly-owned subsidiary of Cameron Forged Products Company purchased the United Kingdom forging operations from Cooper Great Britain in February 1994.

     The Cameron Forged Products Division was acquired by Cooper as part of its acquisition of Cameron Iron Works, Inc. in November 1989. This acquisition was accounted for by Cooper as a purchase business combination with resulting adjustment of historical asset and liability amounts to estimated fair market values as of the acquisition date. Because at the time of acquisition it was Cooper's intention to divest the acquired forging operations, the net assets, primarily plant and equipment, were written-down to an anticipated sales value and none of the goodwill recorded in connection with the overall acquisition of Cameron Iron Works, Inc. was allocated to the Cameron Forged Products Division. The Cameron Forged Products Division is hereinafter referred to as "Cameron." Cameron operates in one business segment -- forged products.

B.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION The accompanying combined financial statements include the accounts of Cameron as described above. These statements are presented as if Cameron had existed as an entity separate from its parent, Cooper, during the periods presented and include the assets, liabilities, revenues and expenses that are directly related to Cameron's operations. All transactions between Cameron U.S. and U.K. operations have been eliminated. Because Cameron's operations were included in the consolidated financial statements of Cooper on a divisional basis, there are no separate meaningful historical equity accounts for Cameron. Additionally, amounts of general corporate accounting, tax, legal and other administrative costs that are not directly attributable to the operations of Cameron have been allocated to Cameron based on a ratio of Cameron's revenues to the consolidated revenues of Cooper. Management believes that this allocation method provides Cameron with a reasonable amount of such expenses. The difference for each of the years presented between the general and administrative expenses calculated utilizing the allocation method described above and the actual cost of such expenses which Cameron anticipates it would have incurred on a stand alone basis is not material. Cash and debt management are totally centralized functions within Cooper's divisional management structure. As a result, there is no practical or logical basis on which to allocate debt and related interest expense to Cameron. The financial information included herein may not necessarily be indicative of


                       CAMERON FORGED PRODUCTS DIVISION
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the financial position, results of operations or cash flows of Cameron in the future or what statements of financial position, results of operations or cash flows of Cameron would have been if it was a separate, stand-alone company during the periods presented.

     REVENUE RECOGNITION Sales, including sales under long-term contracts, are recorded when the goods are shipped to the customer.

     LONG-TERM CONTRACTS AND AGREEMENTS Anticipated losses with respect to long-term contracts, including long-term pricing agreements, are recorded when available information indicates that the sales price is less than a fully allocated cost projection.

     RESEARCH AND DEVELOPMENT Costs for research and development are expensed as incurred and were $1,800,000, $2,900,000 and $1,800,000 for the years ended December 31, 1991, 1992 and 1993, respectively.

     INVENTORIES Inventories are carried at cost or, if lower, net realizable value. On the basis of current costs, 70% of inventories in 1992 and 72% in 1993 are carried on the last-in, first-out
(LIFO) method. The remaining inventories are carried on the first-in, first-out (FIFO) method.

     PLANT AND EQUIPMENT Depreciation is provided over the estimated useful lives of the related assets using primarily the straight-line method. This method is applied to group asset accounts which in general have the following lives: buildings -- 10 to 40 years; machinery and equipment -- 8 to 12 years; and tooling, dies, patterns, etc. -- 3 to 7 years.

     INTANGIBLES Intangibles consist primarily of software which is being amortized over its estimated useful life -- generally five years.

     INCOME TAXES Income taxes are provided as if operations in all countries including the U.S. were stand-alone businesses filing separate tax returns. For the years 1992 and 1993, Cameron has determined tax expense and other deferred tax information in compliance with Statement of Financial Accounting Standards (SFAS) No. 109 (Accounting for Income Taxes). Prior years have not been restated and accordingly reflect the procedures required by Accounting Principles Board Opinion No. 11 -- Accounting for Income Taxes, as amended.

     POSTRETIREMENT BENEFITS OTHER THAN PENSIONS For the years 1992 and 1993, Cameron has determined the accounting effect of postretirement benefits other than pensions (primarily retiree medical costs) in accordance with the provisions of SFAS No. 106 (Employer's Accounting for Postretirement Benefits Other Than Pensions). Such benefits in years prior to 1992 were accounted for on a partial accrual method.

                       CAMERON FORGED PRODUCTS DIVISION
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

B.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     POSTEMPLOYMENT BENEFITS For the years 1992 and 1993, Cameron has accounted for the benefits payable to employees when they leave Cameron other than by reason of retirement in accordance with the provisions of SFAS No. 112 (Employers' Accounting for Postemployment Benefits). Except for an actuarial determination of the termination benefits payable to domestic salaried employees, Cameron's accounting in years prior to 1992 was the same as that required by SFAS No. 112.

     ENVIRONMENTAL REMEDIATION AND COMPLIANCE Environmental remediation costs are accrued, except to the extent costs can be capitalized, based on estimates of known environmental remediation exposures. Environmental compliance costs include maintenance and operating costs with respect to pollution control facilities, cost of ongoing monitoring programs and similar costs. Such costs are expensed as incurred. Capitalized environmental costs are depreciated generally utilizing a 15-year life and had a net book value of $400,000 and $300,000 at December 31, 1992 and 1993,
respectively.

     EARNINGS PER SHARE Earnings per share have been omitted from the combined statement of results of operations since Cameron was an operating division of Cooper with no meaningful equity securities outstanding.

     FOREIGN CURRENCY TRANSLATION The local currency is the functional currency for the foreign operation and, as such, assets and liabilities are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at average exchange rates during the year. Translation adjustments resulting from changes in exchange rates are reported as a component of net assets.

C.  CHANGES IN ACCOUNTING PRINCIPLES

     Effective January 1, 1992, Cameron adopted the following accounting standards:

     SFAS NO. 106 -- EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS This standard provides that Cameron follow an accrual method of accounting for the benefits other than pensions (primarily health-care costs) provided to employees after retirement. The results of operations for the first quarter of 1992 include a charge of $9,922,000 for the immediate recognition of the net transition obligation with respect to benefits earned by active and retired employees prior to January 1, 1992. Additionally, 1992's ongoing postretirement costs have been recorded based on the required actuarially determined accrual method as opposed to Cameron's previous partial accrual method of accounting for such costs. The effect, excluding the effect of a September 1992 curtailment gain, was to decrease 1992 full-year earnings by $1,200,000. The remaining disclosure information required by SFAS No. 106 is set forth in Note J of the Notes to Combined Financial Statements.

                       CAMERON FORGED PRODUCTS DIVISION
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


C.   CHANGES IN ACCOUNTING PRINCIPLES (CONTINUED)

     SFAS NO. 109 -- ACCOUNTING FOR INCOME TAXES This standard requires a liability as opposed to a deferred method of accounting for income taxes. The results of operations for the first quarter of 1992 include a net tax charge of $3,545,000 to reflect the cumulative effect of adopting this pronouncement. This charge primarily resulted from the establishment of a valuation allowance for the pre-adoption deferred tax assets.

     Income tax expense and certain other adjustments for 1992 and 1993 have been determined in accordance with the provisions of the new standard. The 1992 effect was to decrease pre-tax income by $400,000 for higher depreciation expense on fixed asset values previously recorded net of tax and to increase tax expense by $1,500,000 to reflect the absence of the tax benefits with respect to fair market value depreciation reductions previously treated as permanent differences. The remaining disclosure information required by SFAS No. 109 is set forth in Note M of the Notes to Combined Financial Statements.

     SFAS NO. 112 -- EMPLOYERS' ACCOUNTING FOR POSTEMPLOYMENT BENEFITS This standard provides that Cameron follow an accrual method of accounting for the benefits payable to employees when they leave Cameron other than by reason of retirement. Since most of these benefits were already accounted for by Cameron on an accrual method, this new standard has a relatively small cumulative effect -- $630,000 and a negligible effect on 1992's earnings.

     In addition, in 1992, Cameron changed its accounting policy with respect to the valuation of scrap. Certain of the forgings which Cameron produces utilize nickel as a component material. When, during the normal production process, Cameron produces scrap that includes nickel, the scrap is carefully controlled so that the nickel may be recovered. In 1992, as management became aware of the increasing amount of nickel on hand within the business, the accounting policy of Cameron was changed to value instead of expense the nickel in order to provide greater financial control over this asset. The financial statements for prior years have been restated to reflect this change in the accounting policy.

D.   NONRECURRING INCOME

     Cameron's 1992 results include $2,300,000 of income resulting from the reversal of vacation accruals due to a change in Cameron's vacation policy which resulted in the elimination of carryover vacation rights. The change in the vacation policy was announced in 1992. A portion of the income, $900,000, related to salaried employees and was recorded in the second quarter of 1992. The remainder, with respect to hourly employees, was recorded in the third quarter of 1992 when the change was approved by the hourly union.




                       CAMERON FORGED PRODUCTS DIVISION
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)



E.   LOSS ON LONG-TERM CONTRACTS AND AGREEMENTS

     Starting in the latter part of 1992 and continuing into 1993, Cameron has experienced extreme pricing pressure from its major customers, who in turn have been under pressure from their major airline customers as well as continuing cutbacks from the U.S. military. This pressure, combined with large amounts of industry-wide excess forging capacity have caused Cameron's margins to decline faster than Cameron can adjust its fixed and semi-fixed period costs. In an effort to keep its operations functioning with the highest possible utilization and corresponding efficiency levels, Cameron has increasingly accepted orders with lower gross profit levels and also in the second quarter of 1993 entered into three-year pricing agreements with two of its major customers. Since the time when the original terms of these agreements were negotiated, the delivery dates have been steadily pushed into the future, exacerbating the current utilization problem.

     In accordance with Cameron's policy of accruing for losses on backlog and long-term pricing agreements, when available information indicates that a material loss will be incurred when the goods are delivered pursuant to the commitments, a loss accrual of $15,200,000 was provided in connection with the preparation of Cameron's financial statements for the third quarter ended September 30, 1993.

     Of the total accrual, approximately $10,000,000 relates to committed backlog and $5,000,000 relates to the three-year pricing agreements. Virtually all of the anticipated loss is with respect to Cameron's operations in the United States as opposed to the United Kingdom. The calculations were based on the anticipated revenues and fully allocated operating costs for Cameron for the year 1994. Deliveries from the backlog extend into 1995, while the pricing agreements continue until 1996. While some portion of the $15,200,000 may have been calculable as of an earlier date in 1993, quantities under the long-term agreements were not sufficiently quantifiable prior to the third quarter to permit accrual at an earlier date. In addition, lower volume levels anticipated during the budgeting process for 1994 have resulted in significant increases in the anticipated losses with respect to the backlog compared to calculations based on 1993 activity levels and costing structures. As a result, Cameron believes that including the charge against the third quarter of 1993 is appropriate from a timing perspective. The $15,200,000 accrual was unchanged at December 31, 1993 since an updated calculation indicated that the amount continued to be appropriate.

     In years prior to 1993, although there were individual orders which would have been at a loss calculated on a fully cost-allocated basis, the aggregate amount of such backlog or pricing agreements that would have resulted in a loss was not material to Cameron.



                       CAMERON FORGED PRODUCTS DIVISION
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


F.   INVENTORIES

     Inventories consisted of the following:

                                                 December 31,
                                               1992         1993
                                                (000's omitted)
     Raw Materials                            $19,544     $13,387
     Work-in-process                           20,474      21,454
     Finished goods                             9,722       5,250
     Perishable tooling and supplies            4,341       3,751
                                               54,081      43,842
     Excess of historical LIFO costs over
       current standard costs                  10,516      10,038
     Other                                        (13)        613
          Net inventories                     $64,584     $54,493

     During each year, reductions in inventory quantities resulted in liquidations of LIFO inventory layers carried at higher costs prevailing in prior years. The effect was to decrease net income by $1,465,000 in 1991, $1,507,000 in 1992 and $1,497,000 in 1993.


G.   PLANT AND EQUIPMENT AND INTANGIBLES

     Plant and equipment and intangibles consisted of the
following:
                                                 December 31,
                                               1992         1993
                                                (000's omitted)
     Plant and equipment:
      Land, buildings and land improvements   $13,616     $12,807
      Machinery and equipment                  54,810      68,809
      Under construction                       11,608       3,101
                                               80,034      84,717
      Accumulated depreciation                (17,058)    (24,030)
                                              $62,976     $60,687
     Intangibles:
      Cost                                    $ 4,121     $ 4,199
      Accumulated amortization                 (1,791)     (2,201)
                                              $ 2,330     $ 1,998







                       CAMERON FORGED PRODUCTS DIVISION
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)



H.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consisted of the
following:
                                                 December 31,
                                               1992         1993
                                                (000's omitted)
     Trade accounts and accruals              $28,367     $22,702
     Salaries, wages and related fringe
       benefits                                 3,417       3,017
     Pension liability                          5,345       2,009
     Estimated costs of plant relocations
       and nonrecurring items                   7,070       2,604
     Payroll and other taxes                    3,239       3,996
     Other (individual items less than 5%
       of total current liabilities)            2,684       1,114
                                              $50,122     $35,442


I.   PENSION AND SAVINGS PLANS

     In accordance with the Stock Purchase Agreement between Cooper and Wyman-Gordon Company, under which Wyman-Gordon Company will purchase all of the outstanding shares of Cameron Forged Products
Company from Cooper, Cooper will retain all obligations and benefits of the defined benefit pension plans discussed below.

     Pension expense for defined benefit pension plans included the following components:

                                       Year Ended December 31,
                                     1991       1992      1993
                                           (000's omitted)
Service cost-benefits earned
  during the year                   $ 2,304   $ 2,364    $ 2,532
Interest cost on projected
  benefit obligation                  5,930     6,559      6,420
Actual return on assets              (8,490)   (5,108)    (9,362)
Net amortization and deferral         2,564    (1,571)     3,132
Net pension cost                    $ 2,308   $ 2,244    $ 2,722







                       CAMERON FORGED PRODUCTS DIVISION
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

I.   PENSION AND SAVINGS PLANS (CONTINUED)
     A summary of the funding status of the defined benefit pension plans is as follows:
                                 Plans With          Plans With
                              Assets in Excess       Accumulated
                               of Accumulated        Benefits in
                                  Benefits         Excess of Assets
                                 December 31,        December 31,
                              1992       1993      1992       1993
                                         (000's omitted)
Actuarial present value of:
  Vested benefit obligation $(23,724) $(34,624)  $(40,697) $(51,360)
  Accumulated benefit
     obligation             $(24,572) $(35,634)  $(40,720) $(51,393)
  Projected benefit
     obligation             $(31,122) $(38,118)  $(45,064) $(51,478)
Plan assets at fair value     35,425    43,350     35,349    38,337
Plan assets in excess of
  (less than) projected
  benefit obligation           4,303     5,232     (9,715)  (13,141)
Unrecognized net loss          5,321     3,724      4,287    11,031
Unrecognized net asset from
  adoption date                 (431)     (399)         -         -
Unrecognized prior service
  cost                           142        94          -         -
Adjustment required to
  recognize                        -         -          -   (10,946)
Pension asset (liability)
  at end of year            $  9,335  $  8,651   $ (5,428) $(13,056)

                                   Computational Assumptions
                                                       Project
                                                       Benefit
                                 Net Pension Cost     Obligation
                               1991   1992   1993    1992                            1993
Discount rate:
  Domestic                      9 %   9 %     8 1/2% 8 1/2%  7 %
  International                10     9       9      9       7 3/4
Rate of increase in
  compensation levels:
  Domestic                      6     6       5 1/2  5 1/2   5
  International                 7     6       6      6       5 1/2
Expected long-term rate of
  return on assets:
  Domestic                     9 1/2  9 1/2   9 1/2  -       -
  International                11     10     10      -       -

Benefit basis:
  Salaried plans:   earnings during career
  Hourly plans:     dollar units, multiplied by years of service
  Funding policy:   5 to 30 years.

                       CAMERON FORGED PRODUCTS DIVISION
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


I.   PENSION AND SAVINGS PLANS (CONTINUED)

     As part of Cooper, the domestic salaried employees of Cameron participate in the Salaried Employees' Retirement Plan of Cooper Industries, Inc. while the United Kingdom (U.K.) salaried and hourly employees participate in a combined plan along with certain other Cooper employees in the U.K. The domestic hourly employees of Cameron participate in the Cameron Iron Works USA, Inc. Retirement Plan for Hourly Employees as well as the Cameron Iron Works USA, Inc. Savings-Investment Plan for Hourly Employees (the Cameron Hourly Savings Plan). Under the Cameron Hourly Savings Plan employee savings deferrals are partially matched with company contributions of cash. The amounts shown in the preceding table reflect amounts allocated to Cameron as its proportionate share of both the domestic and the combined U.K. plans. Aggregate pension expense amounted to $2,680,000 in 1991, $2,612,000 in 1992 and
$3,031,000 in 1993. Cameron's expense with respect to the defined benefit pension plans is set forth in the table above. For 1994, primarily as a result of the reduction in the domestic discount rate from 8.5% to 7%, Cameron's domestic defined benefit pension plan expense is projected to increase by approximately $1,400,000. Expense with respect to the domestic defined contribution plan for the years ended December 31, 1991, 1992 and 1993 amounted to $372,000, $368,000 and $309,000, respectively. Gains and losses on curtailments and settlements were not material in any of the three years ended December 31, 1993. The assets of the domestic and foreign plans are maintained in various trusts and consist primarily of equity and fixed income securities.

     At December 31, 1993, the $10,946,000 "minimum liability" with respect to the domestic hourly pension plan has been recorded in the Combined Balance Sheet as a long-term liability with an offsetting reduction in caption "Net Assets." The remaining December 31, 1993 liability of $2,110,000 with respect to this plan is included in accounts payable and accrued liabilities partially offset by a $101,000 asset with respect to the domestic salaried plan. The remaining pension asset of $8,550,000 relates to the United Kingdom pension plan and is included in a long-term pension asset caption. At December 31, 1992 there was no "minimum liability" with respect to the domestic hourly plan and the plan's regular liability of $5,428,000 was recorded in accounts payable and accrued liabilities partially offset by an $83,000 asset with respect to the domestic salaried plan. The remaining asset of $9,252,000 which related to the United Kingdom plan was recorded in a long-term pension asset caption.

     Cameron's full-time domestic salaried employees are also eligible to participate in the Cooper Savings and Stock Ownership Plan. Under the Cooper Savings and Stock Ownership Plan, employee's savings deferrals are partially matched with an allocation of shares in Cooper's Employee Stock Ownership Plan (ESOP). No assets or liabilities with respect to Cooper's ESOP have been included in




                       CAMERON FORGED PRODUCTS DIVISION
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


I.   PENSION AND SAVINGS PLANS (CONTINUED)

Cameron's combined financial statements. Cameron's expense equals the matching contribution under the Plan's formula adjusted to reflect Cameron's proportionate participation in Cooper's ESOP. Expense for the years ended December 31, 1991, 1992 and 1993 amounted to $367,000, $366,000 and $343,000, respectively.

J.   POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     As part of Cooper, Cameron's salaried employees participate in various domestic employee welfare benefit plans including for active employees medical, dental and prescriptions, among other benefits. Salaried employees who retired prior to 1989, as well as certain other employees who were near retirement and elected to receive certain benefits, have retiree medical, prescription and life insurance benefits while active salaried employees will not have postretirement medical benefits.

     The hourly employees have separate plans with varying benefit formulas. In all cases, however, currently active employees, except for certain employees who are near retirement and previously elected to receive certain benefits, will not receive health care benefits after retirement. Cameron entered into a union agreement in 1992 which reduced certain postretirement health care benefits and resulted in a curtailment gain of $1,500,000. In addition, certain amendments were made in 1992 which resulted in an additional $1,900,000 of accumulated postretirement benefit obligation and additional expense of $300,000 in 1992 and 1993.

     All of Cooper's plans and therefore Cameron's portion of such plans are unfunded.

     As described in Note C of the Notes to the Combined Financial Statements, Cooper, and therefore Cameron, elected for the year 1992 and future years to follow the provisions of SFAS No. 106 (Employers' Accounting for Postretirement Benefits Other Than Pensions). The amounts reflected in the table which follows represent Cameron's portion of Cooper's overall salaried employee retiree liability as well as Cameron's proportionate amounts in various plan groupings which were actuarially evaluated in arriving at Cooper's overall expense in accordance with SFAS No. 106.














                       CAMERON FORGED PRODUCTS DIVISION
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)




J.   POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (CONTINUED)

                      Accumu-   Items Not Yet         Amounts Per
                      lated        Recorded       Financial Statements
                      Post-      in Financial     Liability
                      tirement    Statements      for Post-
                      Benefit            Actu-    retirement Net
                      Obliga-    Prior   arial    Benefits   Annual
                      tion      Service  Net      Other Than Expense
                      (APBO)      Cost   Gain     Pensions   (Income)
Balance -
 December 31, 1991   $ (2,178)  $    -  $     -   $ (2,178)  $     -
Adoption of SFAS
 No. 106 effective
 January 1, 1992       (9,922)       -        -     (9,922)        -
Plan activity:
 Service cost            (200)       -        -          -       200
 Interest cost           (900)       -        -          -       900
 Benefit payments         576        -        -        576         -
 Plan amendments       (1,900)   1,900        -          -         -
 Amortization of
   unrecognized
   prior service
   cost                     -     (300)       -          -       300
 Curtailment gain       1,500        -        -          -    (1,500)
Net annual expense          -        -        -        100         -
Balance -
 December 31, 1992    (13,024)   1,600        -    (11,424)  $  (100)

Plan activity:
 Service cost            (100)       -        -          -   $   100
 Interest cost           (800)       -        -          -       800
 Benefit payments         383        -        -        383         -
 Actuarial net gain     4,400        -   (4,400)         -         -
 Amortization of
   unrecognized
   prior service
   cost                     -     (300)       -          -       300
 Net annual expense         -        -        -     (1,200)        -
Balance -
 December 31, 1993   $ (9,141)  $1,300  $(4,400)  $(12,241)  $ 1,200










                        CAMERON FORGED PRODUCTS DIVISION
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

J.   POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (CONTINUED)

                                         December 31,
                                      1992          1993
Amount of APBO related to:
Retired employees                   $(6,512)      $(4,753)
 Employees eligible to retire        (2,214)       (1,554)
 Other employees                     (4,298)       (2,834)

Actuarial assumptions:
 Discount rate                         7.64%         7.58%
 1993 to 2002 - health-care cost
   trend rate:                      20% Ratable   17% Ratable
                                      to 5.5%       to 5.5%
Effect of 1% change in health-care
 cost trend rate:
   Increase December 31, 1992 APBO        9%            9%
   Increase 1992 expense                 10%           10%

K.   NET ASSETS

     Changes in net assets during the three years ended December
31, 1993 were as follows:
                                        Trans-
                                        lation   Minimum
                                        Adjust-  Pension
                               Total    ment    Liability(1) Other
                                           (000's omitted)
Balance at December 31, 1990 $ 85,781  $ 2,800   $      -   $ 82,981
Translation adjustment            598      598          -          -
Cash flow transferred to
 Cooper                        (8,243)       -          -                             (8,243)
Net income                      8,122        -          -      8,122
Balance at December 31, 1991   86,258    3,398          -     82,860
Translation adjustment         (4,909)  (4,909)         -          -
Cash flow provided by Cooper   14,359        -          -     14,359
Net (loss)                     (9,555)       -          -     (9,555)
Balance at December 31, 1992   86,153   (1,511)         -     87,664
Translation adjustment         (1,301)  (1,301)         -          -
Cash flow provided by Cooper   10,597        -          -     10,597
Adjustment required to
 recognize minimum pension
 liability                    (10,946)       -    (10,946)         -
Net (loss)                    (20,054)       -          -    (20,054)
Balance at December 31, 1993 $ 64,449  $(2,812)  $(10,946)  $ 78,207

(1) See Note I of the Notes to Combined Financial Statements.

     Intercompany transactions are principally cash transfers between Cameron and Cooper.

                     CAMERON FORGED PRODUCTS DIVISION
           NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)



L.   INDUSTRY SEGMENTS, DOMESTIC AND INTERNATIONAL OPERATIONS,
     AND MAJOR CUSTOMERS

     Cameron's operations are conducted within one business segment -- forged products.

     Translation and transaction gains and losses included in each year's Combined Results of Operations were not significant.

     Net sales to major customers as a percentage of sales were as follows:
                                       Year Ended December 31,
                                    1991       1992       1993
     General Electric               25.4%      27.3%      29.6%
     Rolls-Royce plc                 9.8       11.7       10.5
     United Technologies             9.0       10.6       10.2


     Domestic and International Operations -- Transfers between domestic and international operations, principally inventory transfers, are charged to the receiving organization at prices sufficient to recover manufacturing costs and provide a reasonable return. Export sales to unaffiliated customers included in domestic sales were $13,000,000 in 1991, $15,500,000 in 1992 and $14,900,000 in 1993. Of total export sales, 25% (63%
in 1992 and 24% in 1993) were to Europe, 38% (26% in 1992 and 44%
in 1993) were to Canada, and 37% (11% in 1992 and 32% in 1993)
were to Asia.

                                               Revenues
                                       Year Ended December 31,
                                     1991       1992        1993
                                          (000's omitted)
Domestic                           $159,557   $132,306   $116,014
Europe                               41,677     42,158     33,585
Eliminations:
  Transfers to Europe                (1,845)      (130)       (65)
  Transfers to Domestic                (452)         -          -
                                   $198,937   $174,334   $149,534









                       CAMERON FORGED PRODUCTS DIVISION
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

L.   INDUSTRY SEGMENTS, DOMESTIC AND INTERNATIONAL OPERATIONS,
     AND MAJOR CUSTOMERS (CONTINUED)

                                   Operating Earnings (Loss) (1)
                                      Year Ended December 31,
                                    1991      1992(2)     1993
                                         (000's omitted)
Domestic                           $14,276    $5,738     $(19,848)
Europe                                 550     1,799       (2,317)
Eliminations:
  Transfers to Europe                  242         -            7
  Transfers to Domestic                (10)        -            -
                                   $15,058    $7,537     $(22,158)

(1) Combined income before income taxes and the cumulative effect of changes in accounting principles in 1992.
(2) Domestic operating earnings include nonrecurring income as further described in Note D of the Notes to the Combined
     Financial Statements.

                                       Identifiable Assets
                                           December 31,
                                    1991       1992       1993
                                         (000's omitted)
Domestic                           $105,900   $114,720   $108,348
Europe                               50,837     49,130     43,485
Eliminations:
  Transfers to Europe                  (242)         -          7
  Transfers to Domestic                  10          -          -
                                   $156,505   $163,850   $151,840

M.   INCOME TAXES

     Income (loss) before income taxes and cumulative effect of changes in accounting principles is comprised of the following:
                                        Year Ended December 31,
                                        1991      1992     1993
                                            (000's omitted)
Income (loss) before income taxes and
 cumulative effect of changes in
 accounting principles:
   U.S. operations                      $14,518  $5,738  $(19,841)
   Foreign operations                       540   1,799    (2,317)
   Income (loss) before income taxes
     and cumulative effect of changes
     in accounting principles           $15,058  $7,537  $(22,158)


                       CAMERON FORGED PRODUCTS DIVISION
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

M.   INCOME TAXES (CONTINUED)

     Income tax expense (benefit) is comprised of the following:
                                      Deferred       Liability
                                       Method         Method
                                         1991      1992     1993
                                            (000's omitted)
Income taxes:
Currently payable:
  U.S. Federal                          $3,357   $    -   $     -
  U.S. state and local                       -        -         -
  Foreign                                  557        -         -
                                         3,914        -         -
Deferred:
  U.S. Federal                           3,317    2,861    (1,916)
  U.S. state and local                       -        6        (4)
  Foreign                                 (295)     128      (184)
                                         3,022    2,995    (2,104)
     Income tax expense (benefit)       $6,936   $2,995   $(2,104)

Following is a summary of items giving
  rise to deferred income taxes:
  Excess of tax over book depreciation  $1,323   $    -   $     -
  Capitalized for books and expensed
    for tax                              2,311        -         -
  Reserves and accruals                    330        -         -
  LIFO inventory                          (829)   3,222    (1,974)
  Other                                   (113)    (227)     (130)
     Deferred income taxes              $3,022   $2,995   $(2,104)

The provision for income taxes is
  at a rate other than the federal
  statutory tax rate for the following
  reasons:
  U.S. Federal statutory rate             34.0%    34.0%    (34.0)%
  Nontaxable permanent difference
     on book depreciation                (10.1)       -         -
  Net domestic and foreign losses
     without tax benefits                 22.2      5.7      24.5
     Indicated effective tax rate         46.1%    39.7%     (9.5)%

Following is the amount of income
  taxes refunded:
  Total income taxes refunded*          $ (809)  $    -   $     -


* Taxes are refunded by Cameron to Cooper who in turn receives the taxes from the various taxing authorities.




                       CAMERON FORGED PRODUCTS DIVISION
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

M.   INCOME TAXES (CONTINUED)

     The components of deferred tax liabilities and assets were as follows:
                                              December 31,
                                            1992         1993
                                           (000's omitted)
     Deferred tax liabilities:
       LIFO inventory                     $(11,411)    $ (9,437)
       Other                                (4,255)      (4,125)
          Total deferred tax liabilities   (15,666)     (13,562)
     Deferred tax assets:
       Reserves and accruals                 7,866        9,632
       Plant and equipment                   5,622        2,959
       Postretirement benefits other
         than pensions                       3,889        4,168
       Net operating loss carryforwards      9,689       15,139
          Total deferred tax assets         27,066       31,898
          Valuation allowances             (27,066)     (31,898)
          Net deferred tax liabilities    $(15,666)    $(13,562)

     Although Cameron's U.S. operations were included in the consolidated U.S. Federal and certain combined and separate state income tax returns of Cooper and its foreign operations were included in the tax return of a Cooper subsidiary doing business in the U.K., the above tax provisions and tax liabilities presented have been determined as if Cameron's operations in all countries were stand-alone businesses filing separate tax returns. Deferred income taxes have been determined from temporary differences between financial statement income and taxable income with appropriate valuation allowances based on Cameron's stand-alone ability to utilize both net operating losses and other deferred tax assets.

     The balance of accrued taxes for Cameron's U.S. and foreign operations is included in Cameron's intercompany/equity balance with Cooper, since Cooper pays all taxes and receives all tax refunds on Cameron's behalf.

     Income tax expense and the information shown above for 1992 and 1993 have been determined in accordance with the provisions of SFAS No. 109 (Accounting for Income Taxes) which basically provides for a "liability" approach to taxes. Income taxes for years prior to 1992 have not been restated and are accordingly reflected above based on a "deferred" approach to taxes. The major difference between the two approaches as reflected in the information above is that (a) acquisition date fair market value write-downs of plant and equipment which were not tax effected and therefore treated as permanent differences have now been tax effected and (b) items that were previously accounted for on a "net-of-tax" basis (primarily acquisition date reserves and accruals of acquired businesses and


                       CAMERON FORGED PRODUCTS DIVISION
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)



M.   INCOME TAXES (CONTINUED)

certain fair market value adjustments of inventories and fixed assets) are now considered to be "temporary differences" that give rise to larger deferred tax amounts in the provision disclosure.
See Note C of the Notes to Combined Financial Statements.

     On a stand-alone basis, Cameron has pre-tax net operating loss carryforwards of $44,526,471 ($0 net of the valuation allowance) at December 31, 1993 with the earliest expiration date being 2000. These net operating losses have in fact been utilized by Cooper in its consolidated return, except for a $8,165,000 net operating loss which existed at acquisition date and must be utilized by Cameron on a separate return basis.

     The adoption of SFAS No. 109 has not changed the actual amount of income tax that Cameron pays nor, except for the $1,500,000 increase in income tax expense described in Note C of the Notes to Combined Financial Statements, has it changed Cameron's income tax expense.

     The U.S. Federal portion of the above provision includes U.S. tax expected to be payable on the foreign portion of Cameron's income before income taxes when such earnings are remitted. Through December 31, 1993, essentially all earnings of Cameron's foreign operations have been remitted.


N.  RELATED PARTY TRANSACTIONS

     Cameron receives services provided by Cooper which include employee benefits administration, cash management, risk management, certain legal services, public relations, domestic tax reporting and internal and domestic external audit. The costs associated with these services have been allocated to Cameron. See Note B of the Notes to Combined Financial Statements.

     For purposes of Cameron's financial statements, the intercompany account between Cameron and Cooper has been included as an element of Cameron's net assets. All free cash flows and cash requirements of Cameron are considered to be transferred to or provided by Cooper and are included in this intercompany account.

     Cameron sells products to Cooper on third party terms which amounted to $10,000,000 in 1991, $6,400,000 in 1992 and $4,700,000
in 1993. In addition, Cameron incurs expense for use of Cooper's mainframe computer and charges Cooper for shared office space and administrative personnel in the U.K. The amounts involved in these transactions are not material to Cameron.






                       CAMERON FORGED PRODUCTS DIVISION
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)




O.   OFF-BALANCE-SHEET ITEMS, CONCENTRATIONS OF CREDIT AND FAIR
     VALUE OF FINANCIAL INSTRUMENTS

     OFF-BALANCE-SHEET ITEMS Cameron enters into forward exchange contracts to hedge certain foreign currency transactions for periods consistent with the terms of the underlying transactions. Cameron does not engage in speculation, nor does Cameron typically hedge nontransaction-related balance sheet exposure. While the forward contracts affect Cameron's results of operations, they do so only in connection with the underlying transactions. As a result, they do not subject Cameron to risk from exchange rate movements, because gains and losses on these contracts offset losses and gains on the transactions being hedged. At December 31, 1992 and 1993, Cameron had approximately $1,800,000 and $2,000,000, respectively of foreign exchange contracts outstanding for the exchange of British pounds for other European currencies, Canadian dollars, U.S. dollars or Japanese yen. The forward exchange contracts have maturities that generally do not exceed one year. Cameron's other off-balance-sheet risks are not material.


     CONCENTRATIONS OF CREDIT Concentrations of credit with respect to trade receivables are limited due to the wide variety of customers and markets into which Cameron's products are sold, as well as their dispersion across many different geographic areas. As a result, at December 31, 1993, Cameron does not consider itself to have any significant concentrations of credit risk except for receivables of $4,528,000, $3,701,000, and $4,903,000 from General
Electric, Rolls-Royce plc and United Technologies, respectively.


     FAIR VALUE OF FINANCIAL INSTRUMENTS Cameron's financial instruments consist primarily of trade receivables, trade payables, and foreign currency forward contracts. The book values of trade receivables and trade payables are considered to be representative of their respective fair values. Based on year-end exchange rates and the various maturity dates of the foreign currency forward contracts, Cameron estimates the aggregate contract value to exceed the fair value by .3% at December 31, 1993.















                       CAMERON FORGED PRODUCTS DIVISION
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


P.   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                            Quarter
                            1st       2nd       3rd       4th
                                        (000's omitted)
1992
Revenues                  $ 46,903  $48,346   $ 43,821  $35,264
Gross margin(1)              6,450    8,982      5,097    4,583
Income (loss) before
  cumulative effect of
  changes in accounting
  principles(2)                326    2,818      1,808     (410)
Cumulative effect on prior
  years of changes in
  accounting principles    (14,097)       -          -        -
Net income (loss)(2)       (13,771)   2,818      1,808     (410)

1993
Revenues                  $ 37,371  $36,508   $ 39,975  $35,680
Gross margin (loss)(1)       3,969    3,140    (13,674)   5,213
Net income (loss)             (782)  (1,822)   (17,289)    (161)


(1) Gross margin equals sales less cost of goods sold (including loss on long-term contracts and agreements) before depreciation and amortization.

(2) Includes nonrecurring income as further described in Note D of the Notes to Combined Financial Statements.






















                                   ANNEX II

                UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF
          WYMAN-GORDON COMPANY WITH CAMERON FORGED PRODUCTS COMPANY

     The following unaudited pro forma combined financial data give effect to the Acquisition and are based on estimates and assumptions set forth below in the notes to such data which include pro forma adjustments. These unaudited pro forma combined financial data have been prepared utilizing the historical financial statements of the Company and Cameron and should be read in conjunction with such historical financial statements and accompanying notes. The unaudited pro forma combined financial data do not reflect any sales attrition which may result from the combination or the cost savings that the Company expects to achieve from the combination. These unaudited pro forma combined financial data do not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the date or dates indicated or of those results which may be obtained in the future.

     The pro forma combined financial data are based on the purchase method of accounting for the Acquisition. The pro forma condensed combined balance sheet assumes an April 2, 1994 acquisition date. The pro forma combined statements of operations assume that the Acquisition had occurred on January 1, 1993.

     Although neither the Company nor Cooper has complete current information as to the fair market values of Cameron's individual assets and liabilities, a preliminary estimate of the allocation of the purchase price was made on the basis of available information. The actual allocation of the purchase price may be different from that reflected in the pro forma financial data. Such differences would result from adjustments in the purchase price and refinements in the fair market values of the net assets acquired.

























                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                April 2, 1994
                               Historical          Pro Forma
                           Wyman-              Adjust-      Combined
                           Gordon    Cameron   ments        Companies
                             (000's Omitted, except per share data)
ASSETS:
  Cash and cash
     equivalents           $ 25,255  $      -  $   (400)(d) $ 49,466
                                                 24,611 (c)
  Accounts receivable        49,208    33,076         -       82,284
  Inventories                41,005    50,490     2,167 (d)   93,662
  Prepaid expenses           11,024       389         -       11,413
     Total current assets   126,492    83,955    26,378      236,825
  Property, plant and
     equipment, net          94,643    60,018   (15,959)(d)  122,402
                                                (16,300)(a)
  Intangible assets          20,550     2,137    (2,137)(d)   21,350
                                                    800 (d)
  Pension intangible and
     asset                    8,368     8,546    (8,546)(b)    8,368
  Deferred income taxes           -         -    10,002 (d)   10,002
  Other assets               29,757       105         -       29,862
                           $279,810  $154,761  $ (5,762)    $428,809
LIABILITIES AND
  STOCKHOLDERS' EQUITY:
  Current maturities of
     long-term debt        $     77  $      -  $      -     $     77
  Accounts payable and
     accrued liabilities     26,307    33,234    (1,517)(b)   58,024
  Note payable                    -         -    24,862 (c)   24,862
  Loss on long-term contracts
     and agreements               -    15,200     7,400 (d)   22,600
  Deferred income taxes           -     9,147    (9,147)(d)        -
  Accrued restructuring,
     integration, disposal
     and environmental        4,425         -     7,759 (d)   23,284
                                                 11,100 (a)
     Total current liab.     30,809    57,581    40,457      128,847
  Restructuring,
     integration, disposal
     and environmental       13,549         -     9,553 (d)   23,102
  Long-term debt             90,461         -         -       90,461
  Pension liability          14,065    10,946   (10,946)(b)   18,565
                                                  4,500 (d)
  Deferred income taxes
     and other                9,275     4,293    (4,293)(d)   12,461
                                                  3,186 (d)
  Postretirement benefits
     other than pensions     41,817    12,159         -       53,976
  Stockholders' equity       79,834    69,782   (27,400)(a)  101,397
                                                   (251)(c)
                                                 49,214 (d)
                                                (69,782)(d)
                           $279,810  $154,761  $ (5,762)    $428,809


             UNAUDITED PRO FORMA COMBINED BALANCE SHEET (CONTINUED)
                                 April 2, 1994


                               Historical          Pro Forma
                           Wyman-              Adjust-      Combined
                           Gordon    Cameron   ments        Companies
                             (000's Omitted, except per share data)

Book value per share       $   4.43                         $   2.94
Number of common shares
  outstanding used to
  calculate book value
  per share                  18,040                           34,540










































              UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF
         WYMAN-GORDON COMPANY WITH CAMERON FORGED PRODUCTS COMPANY

           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       YEAR ENDED DECEMBER 31, 1993

                               Historical          Pro Forma
                           Wyman-              Adjust-      Combined
                           Gordon    Cameron   ments        Companies
                             (000's Omitted, except per share data)

Revenue                    $239,761  $149,534  $    -       $389,295
Cost and expenses:
  Cost of sales             210,069   135,686    4,206 (e)   349,961
  Selling, general and
    administrative           20,098    11,904      175 (e)    32,177
  Depreciation and
    amortization             15,569     8,902   (4,590)(e)    19,881
  Loss on long-term
    contracts and
    agreements                    -    15,200        -        15,200
  Other                       2,453         -        -         2,453
                            248,189   171,692     (209)      419,672
  Income (loss) from
    operations               (8,428)  (22,158)     209       (30,377)
Other deductions (income):
  Interest expense            9,897         -      318 (e)    10,215
  Miscellaneous, net         (1,321)        -        -        (1,321)
                              8,576         -      318         8,894
Income (loss) before income
  taxes and cumulative
  effect of changes in
  accounting principles     (17,004)  (22,158)    (109)      (39,271)
Income tax (expense)
  benefit        -            2,104   (2,104)(e)                   -
Income (loss) before
  cumulative effect of
  changes in accounting
  principles               $(17,004) $(20,054) $(2,213)     $(39,271)
Income (loss) per share
  before cumulative effect
  of changes in accounting
  principles               $  (0.95)                        $  (1.14)
Average number of common
  shares outstanding         17,936                           34,436











              UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF
         WYMAN-GORDON COMPANY WITH CAMERON FORGED PRODUCTS COMPANY

           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                            ENDED APRIL 2, 1994

                               Historical          Pro Forma
                           Wyman-              Adjust-      Combined
                           Gordon    Cameron   ments        Companies
                             (000's Omitted, except per share data)

Revenue                    $ 52,268  $ 38,836  $    -       $ 91,104
Cost and expenses:
  Cost of sales              48,962    34,134    1,849 (f)    84,945
  Selling, general and
    administrative            5,352     2,731       43 (f)     8,126
  Depreciation and
    amortization              3,812     2,138   (1,225)(f)     4,725
                             58,126    39,003      667        97,796
  Income (loss) from
    operations               (5,858)     (167)    (667)       (6,692)
Other deductions (income):
  Interest expense            2,399         -       80 (f)     2,479
  Miscellaneous, net            429         -        -           429
                              2,828         -       80         2,908
Income (loss) before income
  taxes                      (8,686)     (167)    (747)       (9,600)
Income tax (expense)
  benefit        -              122     (122)(f)                   -
Net income (loss)          $ (8,686) $    (45) $  (869)     $ (9,600)
Net income (loss) per
  share                    $  (0.48)                        $  (0.28)
Average number of common
  shares outstanding         18,017                           34,517






















           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF
          WYMAN-GORDON COMPANY WITH CAMERON FORGED PRODUCTS COMPANY

     (a) The unaudited pro forma combined statements of operations do not include non-recurring charges which result from the
transaction and the integration into the Company of Cameron, and which are expected to be charged to operations at the consummation of the Acquisition. Such charges, which are expected to approximate
$27.4 million, represent only those integration expenses related to the Company's personnel, facilities, machinery and equipment and production operations and include movement of machinery and
equipment and tooling and dies, transfer of technology between the
Company and Cameron, relocation and severance of personnel of the
Company and the write-down of certain assets of the Company to net realizable value as a result of consolidating certain systems and facilities, idling certain machinery and equipment, and eliminating certain processes, departments, and operations as a result of the acquisition. Following is a summary of such charges based on the
Company's current plans for the integration into the Company of
Cameron which have been reflected in the pro forma balance sheet
(000's omitted):
                                     Cash    Non-Cash   Total
     Movement of the Company's
       machinery and equipment
       and tooling dies            $ 5,100   $     -   $ 5,100
     Relocation, severance and
       other costs related to
       personnel of the Company      6,000         -     6,000
     Write-down of certain assets
       of the Company to net
       realizable value:
        Metal production facility        -     8,500     8,500
        Forging equipment                -     5,700     5,700
        Machining and testing
          equipment                      -     2,100     2,100
                                   $11,100   $16,300   $27,400

     Certain of these charges are preliminary estimates based on current plans for the integration into the Company of Cameron and may change based on additional information.

     (b) To eliminate Cameron assets not acquired and liabilities not assumed.

     (c) To reflect the planned factoring of Cameron's U.S. accounts receivable by Cooper in accordance with the Stock Purchase Agreement and under terms and conditions that provide for a purchase price of 99% of the total face amount of such receivables, less a reserve of uncollectible accounts and for the repurchase by the Company of any such receivables uncollected 90 days following the Acquisition.




     (d) To record the purchase price, to allocate the purchase price to acquired assets and liabilities based on their relative fair values, and to adjust property, plant and equipment for the excess of the fair value of net assets acquired over the purchase price as follows (000's omitted):
     Cost of acquisition:
       Issuance of 16,500 shares of common stock to
         Cooper, including direct costs of $2,527      $ 49,214
       Note payable to Cooper net of discount of
         $1,414                                           3,186
       Cash paid to Cooper                                  400
                                                         52,800
       Estimated direct costs to the acquisition and
         integration of Cameron into the Company         17,312
                                                       $ 70,112
     Allocation of cost of acquisition:
       Historical cost of net assets acquired          $ 73,699
       Purchase accounting adjustments:
         Adjust inventories to reflect the Company's
           full absorption method of valuing
           inventories                                    2,167
         Adjust intangible assets to fair value          (2,137)
         Record favorable lease                             800
         Record revaluation of Cameron's long-term
           sales agreements                              (7,400)
         Record pension transition liability             (4,500)
         Adjust deferred income taxes:
           Long-term asset                               10,002
           Current liability                              9,147
           Long-term liability                            4,293
         Adjustment to property, plant and equipment    (15,959)
                                                       $ 70,112

     The Stock Purchase Agreement provides for adjustment of the purchase price based on changes in certain assets and liabilities between September 26, 1993 and the closing date. Management presently believes these adjustments will not significantly affect the purchase price.

     Estimated direct costs related to the Acquisition and
integration of Cameron into the Company include the following
(000's omitted):
                                              Long-
                                   Current    Term      Total
Stand-alone costs for settling
  assumed workers compensation
  liabilities                      $     -   $1,400    $ 1,400
Cost of relocating Cameron's
  machinery and equipment and
  tooling and dies                  2,100     6,100      8,200
Severance of Cameron personnel      3,500         -      3,500
Other                               2,159     2,053      4,212
                                   $7,759    $9,553    $17,312


     All such costs are incremental and directly related to the Acquisition and reflect only those costs associated with Cameron's facilities, organization, and personnel. Certain of these costs are estimates based on preliminary information and may change based on receipt of additional information.

     (e) To adjust historical operating results for the year ended
December 31, 1993 to reflect the Acquisition as follows (000's omitted):

                                Increase (Decrease) in Income
                               Selling,  Deprec-
                               General   iation             Income
                       Cost    and       and                  Tax
                        of     Adminis-  Amorti-  Interest
(Expense)
                       Sales   trative   zation   Expense   Benefit
Reflect the Company's
  full absorption
  method of valuing
  inventories         $(1,592)
Reflect stand-alone
  fringe benefit and
  insurance costs      (2,214) $(175)
Reflect amortization
  of favorable lease
  value                  (400)
Reduce historical
  Cameron depreciation
  and amortization to
  reflect the acquisi-
  tion basis and useful
  lives of assets
  purchased                              $4,590(1)
Reflect amortization
  of discount on note
  payable to Cooper
  ($2,300 discounted at
  10% for 38 months and
  $2,300 at 10% for 50
  months)                                         $(318)
Adjust income tax
  (expense) benefit to
  reflect the Acquisi-
  tion                                                     $(2,104)
                      $(4,206) $(175)    $4,590   $(318)   $(2,104)











(1) Adjustment is calculated as follows:
                                   Acquis-   Estimated
                                   ition      Useful     Deprec-
                                   Basis       Life      iation
Acquisition basis of property,
 plant and equipment:
  Land                             $ 3,012     N/A       $    -
  Buildings and land improvements    9,035   25 years       362
  Machinery and equipment           32,012    8 years     3,950
                                   $44,059                4,312
Historical 1993 Cameron
 depreciation and amortization                            8,902
Increase in income                                       $4,590









































  (f) To adjust historical operating results for the thirteen weeks ended April 2, 1994 to reflect the Acquisition as follows
(000's omitted):
                                Increase (Decrease) in Income
                               Selling,  Deprec-
                               General   iation             Income
                       Cost    and       and                  Tax
                        of     Adminis-  Amorti-  Interest
(Expense)
                       Sales   trative   zation   Expense   Benefit
Reflect the Company's
  full absorption
  method of valuing
  inventories         $(1,195)
Reflect stand-alone
  fringe benefit and
  insurance costs        (554) $(43)
Reflect amortization
  of favorable lease
  value                  (100)
Reduce historical
  Cameron depreciation
  and amortization to
  reflect the acquisi-
  tion basis and useful
  lives of assets
  purchased                              $1,225(1)
Reflect amortization
  of discount on note
  payable to Cooper
  ($2,300 discounted at
  10% for 38 months and
  $2,300 at 10% for 50
  months)                                         $(80)
Adjust income tax
  (expense) benefit to
  reflect the Acquisi-
  tion                                                     $(122)
                      $(1,849) $(43)     $1,225   $(80)    $(122)
















(1) Adjustment is calculated as follows:
                                   Acquis-   Estimated
                                   ition      Useful     Deprec-
                                   Basis       Life      iation
Acquisition basis of property,
 plant and equipment:
  Land                             $ 3,012     N/A       $    -
  Buildings and land improvements    9,035   25 years        77
  Machinery and equipment           32,012    8 years       836
                                   $44,059                  913
Historical Cameron depreciation
 and amortization for the three
 months ended March 31, 1994                              2,138
Increase in income                                       $1,225









































                              INDEX TO EXHIBITS


Exhibit No.              Description                    Page No.
     99.1       Amended and Restated Stock Purchase       11
                Agreement, dated as of January 10,
                1994, between the Company and Cooper.

     99.2       Investment Agreement, dated as of         12
                January 10, 1994, between the Company
                and Cooper.

     99.3       Press release issued by the Company       13
                on May 26, 1994.

     99.4       Amendment dated May 26, 1994 to           14
                Investment Agreement dated as of
                January 10, 1994, between the Company
                and Cooper.

     99.5       10 % Senior Notes due 2003 Supple-        15
                mental Indenture dated May 19, 1994.

     99.6       10 % Senior Notes due 2003 Second         16
                Supplemental Indenture and Guarantee
                dated May 27, 1994.

     99.7       Revolving Credit Agreement dated as       17
                of May 20, 1994 among Wyman-Gordon
                Receivables Corporation, the
                Financial Institutions Parties
                Hereto and Shawmut Bank N.A. as
                Issuing Bank, as Facility Agent
                and as Collateral Agent.

     99.8       Receivables Purchase and Sale             18
                Agreement dated as of May 20, 1994
                among Wyman-Gordon Company, Wyman-
                Gordon Investment Castings, Inc.
                and Precision Founders Inc. as the
                Sellers, Wyman-Gordon Company as
                the Servicer and Wyman-Gordon
                Receivables Corporation as the
                Purchaser.

     99.9       Employment Agreement effective            19
                March 24, 1994 between Wyman-
                Gordon Company and David P. Gruber.

     99.10      Employment Agreement effective            20
                March 4, 1994 between Wyman-Gordon
                Company and J. Douglas Whelan.




Exhibit No.              Description                    Page No.


     99.11      Performance Share Agreement under         21
                the Wyman-Gordon Company Long-Term
                Incentive Plan between the Company
                and David P. Gruber dated as of
                May 24, 1994.

     99.12      Executive Severance Agreement between     22
                the Company and J. Douglas Whelan
                dated as of May 1, 1994.








































                                     -2-